Exhibit 10.10

DESCRIPTION OF ANNUAL INCENTIVE ARRANGEMENTS

Chairman, President and Other Staff Officers of Ingersoll-Rand Company Limited

There are no formal Plan documents setting forth these arrangements.  However, as set forth in the Company's Annual Proxy Statement, the Compensation Committee of the Board of Directors approves the incentive award arrangements for the Chairman, President and other Company officers responsible for staff functions.  These officers may receive annual incentive awards attributable to current year results dependent upon the Company's attainment of predetermined financial and operational goals.  In establishing awards for these officers, the Compensation Committee considers several financial metrics, including the Company’s earnings per share, free cash flow, and return on invested capital performance compared to the Company’s annual plan and also the individual’s contribution to such performance. The amount of such annual awards is discretionary and is subject to general guidelines.  Discretionary awards may also be paid in the event that corporate goals are not met.

Sector Presidents of Ingersoll-Rand Company Limited

There is no formal Plan document setting forth these arrangements.  However, the Compensation Committee of the Board of Directors approves incentive award arrangements for the Sector Presidents annually which are dependent upon the performance of the Sector Presidents' respective business plans in two categories: a set of financial objectives based on planned sales, operating income, free cash flow and return on invested capital; and other subjective criteria applicable to the respective operations and personal performance of these Sector Presidents.  Discretionary awards may also be paid in the event that minimum financial objectives are not met.